   As filed with the Securities and Exchange Commission on June 1, 2001
                                                      Registration No. ______

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                _______________
                                RAZORFISH, INC.
            (Exact name of registrant as specified in its charter)

                               32 Mercer Street
                           New York, New York 10013
                                (212) 966-5960

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


          Delaware                                            13-3804503
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)
                                _______________

                              Jean-Philippe Maheu
                            Chief Executive Officer
                                Razorfish, Inc.
                          32 Mercer Street, 3rd Floor
                           New York, New York 10013
                                (212) 966-5960

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                                ______________
                                   Copy to:

                              John Hempill, Esq.
                            Morrison & Foerster LLP
                          1290 Avenue of the Americas
                        New York, New York  10104-0012
                                (212) 468-8000
                                _______________

  Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                _______________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Each Class of Securities                                                 Proposed Maximum
              to                       Amount to be        Proposed Maximum      Aggregate Offering              Amount of
       be Registered(1)                Registered(1)      Offering Price Per       Price(2)(5)(6)            Registration Fee
                                           (2)                Share(2)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par
value(3)
Preferred Stock, $.01 par
value(4)
Debt Securities(7)
Warrants
Share purchase contracts
Total                                  $30,000,000        (2)                       $30,000,000                   $7,500

====================================================================================================================================

     (1) These offered securities may be sold separately, together or as units with other offered securities.
     (2) Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. Unless otherwise indicated in an amendment to this filing, no separate consideration will be received for common stock, preferred stock or debt securities that are issued by the Company upon conversion or exchange of debt securities, preferred stock or depositary shares registered hereunder.
     (3) Also includes such presently indeterminate number of shares of common stock as may be issued by the Company (a) upon conversion of or exchange for any debt securities or preferred stock that provide for conversion or exchange into common shares, (b) upon exercise of warrants to purchase shares of common stock or (c) pursuant to share purchase contracts.
     (4) Also includes such presently indeterminate number of preferred stock as may be issued by the Company upon (a) conversion of or exchange for any debt securities that provide for conversion or exchange into preferred stock, (b) upon exercise of warrants to purchase preferred stock or (c) pursuant to share purchase contracts.
     (5) Such indeterminate number or amount of shares of common stock, preferred stock, debt securities, warrants, share purchase contracts and share purchase units of Razorfish, Inc. as may from time to time be issued at indeterminate prices, in U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units). In no event will the aggregate maximum offering price of all securities issued by the Company pursuant to this Registration Statement exceed $30,000,000.
     (6)  Estimated solely for purposes of calculating the registration fee.
     (7) Subject to Note (5), such indeterminate principal amount of debt securities (which may be senior or subordinated).

          The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

================================================================================

           ---------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           ---------------------------------------------------------

                                  PROSPECTUS

                                RAZORFISH, INC.


                                  $30,000,000

                             Class A Common Stock
                                Preferred Stock
                                Debt Securities
                           Share Purchase Contracts
                                   Warrants

     We may offer from time to time under this prospectus up to $30,000,000 of the securities listed above. We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our exclusive placement agent for this offering, subject to certain limitations on such exclusivity. We may offer from time to time securities under this prospectus directly to purchasers, to or through underwriters, through dealers or agents, or through a combination of such methods. We will circulate a prospectus supplement each time we plan to issue our securities, which will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the Nasdaq Market under the symbol RAZF. On May 29, 2001, the closing price of one share of our common stock was $0.93.

           ---------------------------------------------------------

     Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 4.

           ---------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is ____________, 2001.

                               TABLE OF CONTENTS

                                                                           Page

About this Prospectus.................................................... 1

Risk Factors............................................................. 1

Consolidated Ratio of Earnings to Fixed Charges.......................... 9

Forward-Looking Statements............................................... 9

Use of Proceeds.......................................................... 10

General Description of Securities........................................ 10

Plan of Distribution..................................................... 25

Legal Matters............................................................ 26

Experts.................................................................. 26

Material Changes......................................................... 26

Where You Can Find More Information...................................... 27

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell class A common stock, preferred stock, debt securities, share purchase contracts and warrants for debt and equity securities from time to time in one or more offerings up to an aggregate initial public offering price of $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                                Razorfish, Inc.

     Razorfish is a global digital solutions provider founded in 1995. Digital solutions apply digital technologies to enhance communications and commerce between businesses and their consumers, suppliers, employees and other partners. Razorfish provides an integrated, end-to-end solution that helps clients discover, create, and implement business solutions by leveraging digital technologies across platforms, networks, and devices. From business and brand strategy to systems integration, Razorfish provides clients with opportunities to increase revenues, enhance productivity, and maximize competitive advantage.

     Our principal executive offices are located at 32 Mercer Street, New York, New York 10013 and our telephone number is (212) 966-5960.

                                 RISK FACTORS

     Our market and the demand for business and technology consulting services are deteriorating rapidly.

     The market for our consulting services and global digital solutions has been changing rapidly over the last three years, and we expect this level of change to continue. The market for digital solutions and consulting skills expanded rapidly during 1999 and 2000, but has both shifted and declined significantly since the third quarter of 2000. These market changes have affected our financial results. Our revenues for the three months ended March 31, 2001 decreased by 15% from our revenues for the three months ended December 31, 2000 and our revenues for the three months ended December 31, 2000 decreased by 35% from our revenues for the three months ended September 30, 2000. We expect this market to remain volatile and we can give no assurances that the decline in revenue and net losses will not continue in future periods. If we cannot make changes in our business model to respond to changes in our marketplace, our business, financial condition and results of operations will suffer. Our success will depend, in part, on our ability to develop service offerings that keep pace with rapid and continuing changes in technology, evolving industry needs and changing client preferences. Our success will also depend on our ability to develop and implement ideas that successfully apply existing and new technologies to deliver tangible value to our clients. We may not be successful in addressing these developments on a timely basis or in selling our services in the marketplace.

We have reported losses and reductions in revenue, and cannot assure you that we will regain profitability.

     Our revenues decreased $21.4 million, or 33.4%, to $42.7 million for the three months ended March 31, 2001 from $64.1 million for the comparable period in 2000. This decrease in revenue was primarily due to significant reduction in demand for services experienced by consultants which provide similar services to ours. If we cannot successfully adjust to changing market conditions, we may not be able to increase our revenues, we may incur losses in the future, and we may not regain profitability.

     A high percentage of our expenses, including those related to employee compensation and equipment, are relatively fixed. The number of our client engagements has decreased in recent quarters and our revenues and operating results have also decreased. If our operating results fall short of investors' expectations, the trading price of our common stock could decrease materially, even if the quarterly results do not represent any longer-term problems.

We may need additional capital that may not be available to us.

     We may need to raise additional funds through public or private debt or equity financings in order to fund our current operating losses while we attempt to balance the demand for our services with the cost of providing those services. If we return to profitability, we may need additional funds to take advantage of opportunities, including acquisitions of, or investments in, businesses or technologies, developing new services, or responding to competitive pressures. We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our financial condition, operating results and business may be materially and adversely affected.

Our business is subject to general economic conditions. Economic downturns could have an adverse impact on the demand for our services.

     Our revenues and results of operations are subject to fluctuations based upon the general economic conditions in the United States and abroad. The recent economic downturn in the United States and abroad has caused our customers and potential customers to substantially reduce their budgets for, and delay implementation of, Internet-focused business solutions. A further deterioration in existing economic conditions could therefore materially and adversely affect our financial condition, operating results and business. Our operating results and financial condition may also be adversely affected by difficulties we may encounter in collecting our accounts receivable and maintaining our profit margins during an economic downturn. In addition, our ability to improve our operating results will be heavily dependent upon our clients' and potential clients' belief that we will remain in operation. Clients and potential clients have been reticent about giving long-term projects to companies such as us.

We have recently had significant changes in our executive management structure.

     On May 2, 2001, our founders, Jeffrey Dachis and Craig Kanarick, who served as chief executive officer and chief strategic officer, respectively, resigned their positions. Mr. Dachis had served as chief executive officer since our inception. Mr. Dachis was replaced by Jean-Philippe Maheu, formerly our chief operating officer, who has been with us in various capacities since July 1997. We are not currently planning to replace Mr. Kanarick. Also, we have yet to hire a new chief operating officer, and do not have immediate plans to do so. As currently constructed, our management team has not worked together for a significant length of time and could materially harm our business, results of operations and financial condition.

The loss of our key professionals would make it difficult to complete existing client engagements and bid for new client engagements, which could adversely affect our business and results of operations.

     Our business is labor intensive, and our success depends on identifying, hiring, training and retaining professionals. If any of our senior managers or key project managers leave, we may be unable to complete or retain existing client engagements or bid for new client engagements of similar scope and revenue. We have entered into employment agreements and non-competition agreements with some of our senior managers, but these key personnel may still leave us or compete with us. In addition, a court might not enforce the non-competition provisions of these agreements and in certain jurisdictions non-competition agreements with employees are not enforceable. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. These professionals must have skills in business strategy, marketing, branding, technology and creative design. An inability to attract, motivate and retain qualified professionals, could adversely affect our business and results of operations.

Our revenues are difficult to predict because we derive them from fees generated on a project-by-project basis and we do not have a substantial number of long-term contracts with our clients.

     We derive our revenues primarily from fees for services generated on a project-by-project basis and typically do not have a substantial number of long-term contracts with our clients. These projects vary in size and scope. Therefore, a client that accounts for a significant portion of our revenues in a given period might not generate a similar amount of revenues, if any, in subsequent periods. In addition, after we complete a project, we can have no assurance that the client will retain us in the future.

     Many of our clients can terminate their agreements with us, whether time and materials or fixed-fee based, on 30-days' prior written notice. If our clients terminate, or fail to renew, existing agreements, our business, financial condition and results of operations could suffer material harm.

Our engagements could be unprofitable if we do not perform fixed-price, fixed-time contracts efficiently.

     Some of our engagements may be unprofitable and we may experience losses if our actual costs for fixed-price, fixed time engagements exceed the estimated costs. Historically, Razorfish has derived a portion of its revenues from fixed price, fixed-time contracts. When working on that basis, we agree with the customer on a statement of work. We promise that we will deliver the specified work at a specified time at a fixed price. In making proposals for fixed-price, fixed-time contracts, we estimate the time and money required to complete the client engagement. These estimates reflect judgments about the complexity of the engagement and the efficiency of our methods, technologies and IT professionals when applied to the client engagement. Unexpected delays and costs may arise, often outside of our control. To remedy these delays, we may sometimes need to devote unanticipated additional resources to complete some of our client engagements. Devoting extra resources reduces the profitability of the contracts, and can even lead to losses. The losses or diminished profitability on fixed-fee, fixed-time contracts could materially harm our business, financial condition and results of operations.

Our billable employees may be underutilized if clients do not retain our services, which could reduce our revenues and margins and damage our goal to return to profitability.

     If clients who use our services fail to retain us for future projects or if clients or prospective clients delay planned projects, we may be unable to quickly reassign billable employees to other engagements so as to minimize under-utilization of these employees. This under-utilization could reduce our revenues and gross margins and hinder profitability.

Some of our clients may be unable to raise additional capital needed to retain our service or pay us for services performed.

     Some of our current and potential clients, particularly those clients funded primarily by venture capital, need to raise additional funds in order to continue their business and operations as planned. We cannot be certain that these companies will be able to obtain additional financing on favorable terms or at all. As a result of their inability to raise additional financing, some clients may be unable to pay us for services we have already provided them with or they may terminate our services earlier than planned, either of which could seriously harm our business, financial condition and operating results. In particular, some of our current and potential clients in this category have recently encountered great difficulty obtaining needed financing and we have written off substantial accounts receivable.

Our recent acquisitions and growth have created financial and other challenges, which, if not addressed or resolved, could harm our business.

     We have experienced financial, operational and managerial challenges in integrating recently acquired companies and managing the overall growth and, more recently, the rapid contraction of the business. Razorfish completed numerous acquisitions during 1998, 1999 and 2000. Our recent growth has strained our managerial and operational resources.

     Our management faces the difficult and potentially time consuming challenges of implementing uniform standards, controls, procedures and policies throughout our U.S. and European offices. To manage future growth, our management must continue to improve our operational and financial systems, procedures and controls and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion would halt, and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively could materially harm our business, results of operations and financial condition.

     We could also experience financial or other setbacks if the acquired businesses experienced problems in the past of which our management does not yet know. For example, if an acquired business had dissatisfied customers or performance problems, our reputation could suffer as a result of our association with that business. Our management is unaware of any material legal claims against any of the acquired companies. However, to the extent any customer or other third party asserts any material legal claims against any of the acquired companies, our business, financial condition and results of operations could suffer material and adverse harm.

We may have difficulty in managing our international operations, which could adversely affect our business and results of operations.

     In addition to our domestic operations, we have operations in ten international cities: London, England; Stockholm, Sweden; Oslo, Norway; Helsinki, Finland; Amsterdam, the Netherlands; Frankfurt, Hamburg and Munich, Germany; Tokyo, Japan and Milan, Italy. Our management may have difficulty managing our international operations because of distance, as well as language and cultural differences. Our management cannot assure you that they will be able to market and operate our services successfully in foreign markets.

     Other risks related to our international operations include:

     .    difficulties arising from staffing and managing foreign operations;

     . legal and regulatory requirements of different countries, such as differing tax or labor laws; and

     .    potential political and economic instability.

     The materialization of any of these risks could materially and adversely affect our international and domestic businesses, results of operations and financial condition.

We compete in a new and highly competitive market that has low barriers to entry.

     We compete in the information technology services market, which is relatively new and intensely competitive. We expect competition to intensify as the market evolves. We compete with:

     .    strategic consulting firms;

     .    Internet service firms;

     .    technology consulting firms and integrators;  and

     . in-house information technology, marketing and design departments of our clients and potential clients.

     Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we have. In addition, our industry is experiencing rapid consolidation, which may better enable current and future competitors to devote greater resources to marketing campaigns, adopt more aggressive pricing models or devote substantially more resources to client and business development than we do.

     Relatively few barriers prevent competitors from entering the information technology services market. As a result, new market entrants pose a threat to our business. We do not own any patented technology that prevents or discourages competitors from entering the information technology services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could materially harm our business, results of operations and financial condition.

We must maintain our reputation and expand our name recognition to remain competitive.

     We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition may increase if the number of information technology service providers continues to grow. If our reputation is damaged or if potential clients do not know what services we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services and end-to-end digital communications solutions, which we cannot ensure. If clients do not perceive our services to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

     In addition, we license two trademarks and our design logo to Razorfish Studios, Inc., a company controlled by Communicade and Messrs. Dachis and Kanarick. Because we license the "Razorfish" trademarks and design logo to Razorfish Studios, content published or actions taken by Razorfish Studios could materially and adversely affect our name and reputation.

We may be liable for defects or errors in the solutions we develop for our clients, which could reduce our revenues.

     Many of the solutions we develop are critical to the operations of our clients' businesses. Any defects or errors in these solutions could result in:

 .  delayed or lost revenue;

 .  damage to our professional reputation;

 .  negative publicity;

 .  additional expenditures to correct the problem; or

 . claims against us for negligence in performing our services or errors in the software code provided by us.

     The contracts we enter into with our customers often limit the damages we may have to pay to damages arising from our negligent conduct and for other potential liabilities in our services. However, these contractual provisions may not protect us from liability for damages. In addition, large claims may not be adequately covered by insurance and may raise our insurance costs.

Misappropriation of our trademarks and other proprietary rights could harm our reputation, affect our competitive position and cost money.

     We believe our trademarks and other proprietary rights are important to our success and competitive position. If we cannot protect our trademarks and other proprietary rights against unauthorized use by others, our reputation among existing and potential clients could be damaged and our competitive position adversely affected. We have registered certain of our trademarks in the United States and abroad to protect our trademark rights. In addition, we use our best efforts to limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. We cannot ensure that these strategies will be adequate to deter unauthorized use of our trademarks, or misappropriation of our proprietary information and material.

     Our strategies to deter misappropriation could be inadequate in light of the following risks:

          . foreign countries may not recognize our proprietary rights or may fail to protect those rights adequately;

          . competitors could use our trademarks without authorization or misappropriate our proprietary information or materials without detection; and

          . non-competition and confidentiality agreements signed by our key employees may prove unenforceable.

     If any of these risks materialize, we could be required to spend significant amounts to defend our proprietary rights and our managerial resources could be diverted. In addition, our trademarks and other proprietary rights may decline in value or not be enforceable.


Our business operations depend on our ability to adapt to technical innovations.

     Our business operations depend, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these developments.

Our business depends on continued growth in the use of the Internet.

     Our future success depends on continued growth in the use of the Internet because we primarily use Internet-based technology to create our solutions. If businesses do not consider the Internet a viable commercial medium, our client base may not grow. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete.

     In addition, our business may be indirectly impacted if the number of users of the Internet does not increase or if commerce over the Internet does not become more accepted and widespread. The Internet may lose its viability as a commercial marketplace due to consumers' actual or perceived lack of security of information, such as credit card numbers, governmental regulation and uncertainty regarding intellectual property ownership. Use of the Internet may also be affected if the infrastructure of the Internet is not developed or maintained. Published reports have indicated that capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, our business, results of operations and financial condition could be materially and adversely affected.

Our business is subject to U.S. and foreign government regulation of the Internet.

     State, local and federal governments in the U.S. and local and national governments in the European Union have recently passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how they will affect our business. This new legislation may indirectly affect us through its impact on our clients and potential clients. In addition, U S and foreign governmental bodies are considering, and may consider in the future, other legislative proposals to regulate the Internet. We cannot predict if or how any future legislation would impact our business, results of operations or financial condition.

The conversion to the euro may adversely affect our business in Europe.

     Because of our European operations, we face risks as a result of the conversion by some of the European Union member states of their currencies to the euro. The conversion rates between the member states' currencies and the euro are fixed by the Council of the European Union. We are unsure as to whether the conversion to the euro will have an adverse impact on our business, but potential risks include (1) the costs of modifying our software and information systems and (2) changes in the conduct of business and in the principal European markets for our products and services.

     In addition, a significant amount of uncertainty exists as to the interpretation of certain Euro regulations and the effect that the Euro will have on the marketplace, including its impact on currency exchange rate risk, pricing, competition, contracts, information systems and taxation. During 2000, Razorfish derived approximately 10% of its revenue from customers in countries which have converted to the Euro. Razorfish has not yet determined the costs of addressing Euro-related issues, but does not expect such costs to be material. Because Razorfish's evaluation of the Euro-related issues is at an early stage, however, there can be no assurance that such issues and their related costs will not have a material adverse effect on Razorfish's business, financial condition and results of operations.

Our stock price is volatile.

     The trading price of our stock is volatile, and this volatility will likely continue in the future. Wide fluctuations in our trading price or volume can be caused by:

     .  quarterly variations in our operating results;

     . announcements by significant investors of their intention to sell our shares;

     . investor perception of our company and the information technology services market in general;

     .  announcements or implementation of technological innovations;

     . announcements or implementation by us or our competitors of new products or services;

     .  seasonal factors such as the impact of vacations, especially in Europe;

     . lay-offs of employees due to underutilization or resignations of key employees, officers or directors;

     .  financial estimates by securities analysts; and

     .  general economic and information technology services market conditions.

     Beginning in the second half of 2000, many technology companies in this sector started facing sudden and dramatic changes in the demand for their respective services. Razorfish believes that this change was and continues to be fueled by a slowing economy in both the United States and Europe. Razorfish believes that there will be demand for its services in the future but Razorfish will face the same uncertainties that are faced by its competitors. Currently Razorfish is facing an elongated sales cycle and can make no assumptions as to when such conditions will improve.

     In addition, the stock market in general, and the market for Internet-related stocks in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If investor interest in Internet stocks continues to decline, the price for our common stock could drop suddenly and significantly, even if our operating results improve from their current state. If the trading volume of our common stock experiences significant changes, the price of our common stock could also be adversely affected. Furthermore, declines in the trading or price of our common stock could materially and adversely affect employee morale and retention, our access to capital and other aspects of our business.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new equity offerings.

No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability for future sale of shares of common stock or securities convertible into or exercisable for our common stock will have on the market price of common stock prevailing from time to time. Sale, or the availability for sale, of substantial amounts of common stock by us through means of this prospectus, by existing stockholders under Rule 144, through the exercise of registration rights or the issuance of shares of common stock upon the exercise of stock options or warrants or the conversion of any convertible preferred stock, or the perception that such sales or issuances could occur, could adversely affect prevailing market prices for our common stock and could materially impair our future ability to raise capital through an offering of equity securities. We have over 27,000,000 shares issuable upon exercise of options (approximately 11,000,000 of which are currently exercisable).


Our charter documents could make it more difficult for a third party to acquire us.

     Our Certificate of Incorporation and By-laws are designed to make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our Certificate of Incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the Board of Directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire our company.

Our By-laws do not permit any person other than the Board of Directors or certain executive officers to call special meetings of the stockholders. In addition, we must receive a stockholders' proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and are subject to timing requirements in submitting stockholder proposals for consideration at an annual or special meeting, any third-party takeover not supported by the Board of Directors would be subject to significant delays and difficulties.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     As of the date of this prospectus, we have no preferred stock outstanding.

     The following table sets forth Razorfish's ratio of earnings to fixed charges.

                                                     Three
                                                     Months
                                                     Ended
                                                   March 31,                     Year Ended December 31,
                                                              ---------------------------------------------------------
                                                     2001             2000        1999       1998    1997          1996
                                                 ----------------------------------------------------------------------
Ratio of Earnings to Fixed Charges (1) (2)......      (a)              (a)         (a)       10.0    11.3          6.8

______________
(1) For purposes of this calculation, earnings are defined as income before income taxes and fixed charges. Fixed charges are the sum of interest on indebtedness and one-third of rent expense, which is deemed representative of an interest factor.

(2) Earnings for the quarter ended March 31, 2001 and the fiscal year ended December 31, 2000 include restructuring costs of $12.8 million and $2.4 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $126.0 million in the fiscal year ended December 31, 2000. Earnings for the fiscal years ended December 31, 1999 and 1998 include merger-related costs of $24.6 million and $0.8 million respectively. On a supplemental basis, the ratio of earnings to fixed charges excluding restructuring costs, impairment of long-lived assets, and merger related costs would have been less than 1:1 for the quarter ended March 31, 2001 and the fiscal year ended December 31, 2000, and performance would have to increase by $11.3 million and $17.3 million respectively to achieve a ratio of 1:1. For the fiscal years ended December 31, 1999, 1998, 1997, and 1996, on a supplemental basis, the ratio would have been 13.8x, 10.9x, 11.3x, and 6.8, respectively.

(a) The coverage ratio was less than 1:1 therefore performance would have to increase by $25.1 million, $149.5 million and $0.2 million for the quarter ended March 31, 2001 and fiscal years ended December 31, 2000 and 1999 respectively, to achieve a ratio of 1:1.


                          FORWARD-LOOKING STATEMENTS

       Statements in this prospectus about our future results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These factors include, among others, those listed under "Risk Factors" or described elsewhere in this prospectus. These statements include, but are not limited to, the statements regarding:

        . our plans to remain at the leading edge of digital technologies including the internet, wireless, broadband and satellite technologies;

        .    our plans to expand the recognition of our brand name;

        . the expected growth in the use of digital communications technologies in more industries;

        . our plans to integrate our operations with those of the companies that we have acquired;

        .    our plans to increase our client base; and

        .    our plans to improve our future financial performance.

     In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

     Among the factors that could cause our actual results or events to differ are the risks that are set forth in this document under the caption "Risk Factors," in particular:

     .    unanticipated trends and conditions in our industry;

     . the risk that we will not have sufficient capital to maintain and/or expand our operations;

     . the risk that we will not be able to keep pace with the changing communications technologies;

     . the risk that our billable employees may be underutilized if clients do not retain our services;

     . the risk that we will not be able to maintain our reputation and expand our name recognition;

     . the risk that we will not be able to identify and acquire companies that complement or enhance our business; and

     . any inability to address or resolve financial, operational and managerial challenges arising from our acquisitions or that we otherwise confront.

     Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. We are under no duty to update any of our forward-looking statements after the date of this report, other than as required by law. You should not place undue reliance on forward-looking statements.

                                USE OF PROCEEDS

     Each time we sell our securities, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from each offering.

     In general, we intend to use the net proceeds from the sale of our securities for working capital and general corporate purposes. General corporate purposes may include acquisitions, investments, capital expenditures, repurchase of our capital stock and any other purpose that we may specify in any prospectus supplement.

                       GENERAL DESCRIPTION OF SECURITIES

     We may offer under this prospectus shares of Class A common stock, shares of preferred stock, debt securities, share purchase contracts, warrants to purchase common stock or preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $30,000,000. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Certain of the securities to be offered hereby may involve a high degree of risk. To the extent not set forth under "Risk Factors" in this prospectus, such risks will be set forth in the prospectus supplement relating to such securities.

DESCRIPTION OF COMMON STOCK THAT WE MAY OFFER

     As of the date of this prospectus, we are authorized to issue up to 200,000,000 shares of common stock. As of May 29, 2001, we had 98,643,323 shares of common stock issued and outstanding and had reserved 27,052,264 shares of common stock for issuance upon exercise of options.

Dividends

     The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment.

Rights Upon Liquidation

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Voting Rights

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Miscellaneous

     The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Listing of Securities

     Our common stock is traded on the Nasdaq National Market under the symbol RAZF. Our intention to list for trading other securities that are issued under this prospectus will be described in the appropriate prospectus supplement.

DESCRIPTION OF PREFERRED STOCK THAT WE MAY OFFER

General

     Pursuant to our Certificate of Incorporation, as amended, the board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock. The board of directors may issue this stock in one or more series and may fix the rights, preferences, privileges and restrictions of this stock. Some of the rights and preferences that the board of directors may designate include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. The board of directors may determine the number of shares constituting any series or the designation of such series. Any or all of the rights and preferences selected by the Board of Directors may be greater than the rights of the common stock.

     The following summarizes the terms of the preferred stock that we may offer under this prospectus. The particular terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

  . the title and liquidation preference per share of the preferred stock and the number of shares offered;

  .  the purchase price of the preferred stock;

  . the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

  .  any redemption or sinking fund provisions of the preferred stock;

  .  any conversion provisions of the preferred stock;

  .  the voting rights, if any, of the preferred stock; and

  . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     The summary in this prospectus or any prospectus supplement is not complete. For a complete description, you should refer to the certificates of designation establishing a particular series of preferred stock, which will be filed with the Securities and Exchange Commission in connection with the offering of the preferred stock.

Dividend Rights

     The preferred stock will be preferred over the common stock as to payment of dividends to the extent any series of preferred stock is entitled to preferred dividends. In such event, before any dividends or distributions on the common stock (other than dividends or distributions payable in common stock) shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the prospectus supplement. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Rights Upon Liquidation

     The preferred stock will be preferred over the common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the amount set forth in the applicable prospectus supplement. However, the holders of preferred stock will not be entitled to any other or further payment unless otherwise specified in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets and funds legally available for distribution to the preferred stock shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

Redemption

     All shares of any series of preferred stock will be redeemable to the extent set forth in the prospectus supplement relating to the series.

Conversion

     Shares of any series of preferred stock will be convertible into shares of common stock or into shares of any other series of preferred stock to the extent set forth in the applicable prospectus supplement.

Voting Rights

     Except as indicated in the prospectus supplement, the holders of preferred stock shall have no voting power whatsoever except as provided by law.

DESCRIPTION OF DEBT SECURITIES THAT WE MAY OFFER

     The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures between us and a trustee. The debt securities may be issued from time to time in one or more series. The particular terms of each series which are offered by a prospectus supplement will be described in the prospectus supplement.

     We have summarized selected provisions of the intended indentures below. The summary is not complete. The form of each indenture will be filed with the Securities and Exchange Commission either by a post-effective amendment to our registration statement or in a Current Report on Form 8-K prior to our initial offering of debt securities under that Indenture and you should read the indenture for provisions that may be important to you.

General

     The indentures will provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount other than the overall $30,000,000 limitation imposed by the registration statement of which this prospectus is a part. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be our unsecured obligations.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt (as defined) as described under "Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the subordinated debt securities will be convertible into our common stock as described under "Conversion of Subordinated Debt Securities."

     The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

  .  the title of the debt securities;

  . whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

  .  any limit on the aggregate principal amount of the debt securities;

  .  the dates on which the principal of the debt securities will be payable;

  . the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  .  the places where payments on the debt securities will be payable;

  . any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  . the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

  .  whether the debt securities are defeasible;

  .  any addition to or change in the events of default;

  . whether the debt securities that constitute subordinated debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described in this prospectus, the conversion period and other conversion provisions in addition to or in lieu of those described in this prospectus;

  . any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

  . any other terms of the debt securities not inconsistent with the provisions of the indenture.

     Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

     The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt that we may have outstanding at the time, including the senior debt securities, and it may also be subordinate in right of payment to all of our other subordinated debt that we may have outstanding at the time. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

  . the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

  . the applicability and effect of such provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

  . the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

     The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

     The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the prospectus supplement will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

     The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described under "Defeasance and Covenant Defeasance."

Conversion or Exchange of Debt Securities

     The indentures may provide for a right of conversion or exchange of senior or subordinated debt securities into or for our common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible into common stock unless otherwise provided in the prospectus supplement for such debt securities.

     The holder of any convertible debt securities will have the right exercisable at any time prior to the close of business on the second business day prior to their stated maturity, unless previously redeemed or otherwise purchased by us, to convert such debt securities into shares of common stock at the conversion price set forth in the prospectus supplement, subject to adjustment. The holder of convertible debt securities may convert any portion thereof which is $1,000 in principal amount or any multiple thereof.

     In certain events, the conversion price will be subject to adjustment as set forth in the applicable indenture. Such events include:

  . any payment of a dividend (or other distribution) payable in common stock on any class of our capital stock;

  .  any subdivision, combination or reclassification of common stock;

  . any issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price (as determined in accordance with the applicable indenture) of common stock; provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events relating to control and provided for in shareholders' rights plans, then the conversion price will not be adjusted until such triggering events occur;

  . any distribution to all holders of common stock of evidences of indebtedness, shares of our capital stock other than common stock, cash or other assets (including securities, but excluding those dividends and distributions referred to above for which an adjustment must be made and excluding regular dividends and distributions paid exclusively in cash);

  . the completion of a tender or exchange offer made by us for common stock that involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in a tender or exchange offer by us for common stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions to all holders of common stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer.

     No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted. We reserve the right to make such reductions in the conversion price in addition to those required in the preceding provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of a stock or stock rights will not be taxable to the recipients. Should we elect to make such a reduction in the conversion price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the conversion price.

     If we distribute rights or warrants (other than those referred to in the third bullet point above pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any convertible debt security surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, a number of rights or warrants to be determined as follows:

  . if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and

  . if such conversion occurs after such distribution date, the number of rights or warrants to which a holder of the number of shares of common stock into which such debt security was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of and applicable to the rights or warrants.

     The conversion price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

     Fractional shares of common stock will not be issued upon conversion, but, instead, we will pay a cash adjustment based on the then current market price for the common stock. Upon conversion, accrued interest or dividends shall be added to principal and converted.

     In the case of any reclassification of the conversion shares, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or in case of any conveyance, transfer or lease of our assets substantially as an entirety, each convertible debt security then outstanding will, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of common stock into which such debt security was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

Form, Exchange and Transfer

     The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

     At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

     Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to issue, register the transfer of or exchange any debt security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing, or register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

     Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security will be registered in the name of a depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

     Notwithstanding any provision of the indentures or any debt security described in this prospectus, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

   . the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

   . an event of default with respect to the debt securities represented by such global security has occurred and is continuing and the security registrar has received a written request from the depositary to issue certificated debt securities; or

   . other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

     All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

     As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such global security and the debt securities that it represents for all purposes under the debt securities and the applicable indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities that it represents for any purpose under the debt securities or the applicable indenture. All payments on a global security will be made to the depositary or its nominee, as the case may be, as the holder of the security. The laws of some jurisdictions require that some purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither us nor the trustees nor our agents nor the agents of the trustee will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

     Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture will be designated as sole paying agent for payments with respect to senior debt securities of each series, and the corporate trust office of the trustee under the subordinated indenture will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All monies paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (a "successor person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless:

   . the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

   . immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

   . other conditions specified in the applicable prospectus supplement, are met.

Events of Default

     Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the applicable indenture with respect to debt securities of any series:

   . failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

   . failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

   . failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

   . failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets;"

   . failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture; and

   . certain events of bankruptcy, insolvency or reorganization.

     If an event of default (other than an event of default described in the sixth bullet point above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an event of default described in the sixth bullet point above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the applicable trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, see "-- Modification and Waiver" below.

     Subject to the provisions of the indentures relating to the duties of the trustees in case an event of default shall occur and be continuing, each trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

   . such holder has previously given to the trustee under the applicable indenture written notice of a continuing event of default with respect to the debt securities of that series;

   . the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

   . the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

     However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

     We will be required to furnish to each trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

Modification and Waiver

     Modifications and amendments of the indentures may be made by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

   . change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

   . reduce the principal amount of, or any premium or interest on, any debt security;

   . reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

   . change the place or currency of payment of principal of, or any premium or interest on, any debt security;

   . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

   . in the case of subordinated debt securities, modify the subordination or conversion provisions in a manner adverse to the holders of the subordinated debt securities;

   . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

   . reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

   . modify such provisions with respect to modification and waiver.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

     The indentures may provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such indenture as of any date:

   . the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

   . if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security; and

   . the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in the first or second bullet point above, of the amount described in such clause).

     Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be deemed to be outstanding.

     Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

     If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions relating to defeasance and discharge of indebtedness, or the provisions relating to defeasance of certain restrictive covenants, applied to the debt securities of any series, or to any specified part of a series.

     Defeasance and Discharge. The indentures will provide that, upon our exercise of our option (if any) to have the defeasance provisions applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things,

   . we have delivered to the applicable trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

   . no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing;

   . such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

   . in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our senior debt shall have occurred and be continuing and no other event of default with respect to any of our senior debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

   . we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940.

     Defeasance of Certain Covenants. The indentures will provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any debt securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in the second, third, fourth and fifth bullet points above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Notices

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

     We, the trustees and any agent of us or a trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

     The indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF THE WARRANTS THAT WE MAY OFFER

     We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants. The warrant agreements will be filed with the SEC in connection with the offering of the specific warrants.

     The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

   . the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

   . the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

   . the date on which the right to exercise the warrants will commence and the date on which the right will expire;

   . United States Federal income tax consequences applicable to the warrants;
     and

   . any other terms of the warrants.

     Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

     Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS THAT WE MAY OFFER

     [This section outlines some of the provisions of the stock purchase contracts, the purchase contract agreement and the pledge agreement. This information may not be complete in all respects and is qualified entirely by reference to the purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in a prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

     Unless otherwise specified in the prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issuedcseparately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

Pledged Securities and Pledge Agreement

     The securities related to the stock purchase contracts will be pledged to a collateral agent for our benefit pursuant to the pledge agreement to secure the obligations of holders of stock purchase contracts to purchase common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to the security interest created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to such security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

     Except as described in the prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or the purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the purchase contract agreement. The prospectus supplement will describe the terms of any stock purchase contracts. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts.

                             PLAN OF DISTRIBUTION

     We have engaged on a best efforts basis Ladenburg Thalmann & Co., Inc. as our placement agent for this offering. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock, preferred stock, debt securities, warrants, and share purchase contracts and units from time to time on specific terms to be negotiated between us and the institutional investors. Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether it does or does not successfully identify others to purchase our securities. Also, Ladenburg Thalmann has advised us that it will not purchase any shares of our securities for its own account or for any discretionary accounts managed by it.

     In consideration for entering into the agreement described above and in addition to any other consideration we may pay, we have paid Ladenburg Thalmann $50,000. Further, we have agreed to pay Ladenburg Thalmann a placement fee equal to 5.5% of the gross proceeds from each sale of equity or equity-linked securities and 3% with respect to non-convertible debt securities, and warrants equal to 6% of the number of shares of Class A Common Stock sold (or in the event of the sale of convertible or exchangeable Securities, the number of shares of Class A Common Stock into which such convertible or exchangeable Securities are convertible as of such closing). We have agreed to indemnify Ladenburg Thalmann, its stockholders, directors, officers, employees, agents affiliates and controlling persons from an against any and all claims, damages, liabilities, or expenses, and all actions in respect thereof arising under the Securities Act.

     We may also sell the securities being offered pursuant to this prospectus directly to purchasers, to or through other underwriters, through other dealers or other agents, or through a combination of such methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Razorfish, any underwriting discounts and other items constituting underwriters' compensation, the public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

     If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased. We may also engage underwriters, which may include Ladenburg
Thalmann to conduct an at-the-market offering pursuant to Rule 415(a)(4), subject to the limitations prescribed by such rule.

     If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

     The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

     Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

     Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

     If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal, at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be eligible for quotation and trading on Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by Razorfish for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered will be passed upon for us by Morrison & Foerster LLP.


                                    EXPERTS

     The consolidated financial statements as of and for the year ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements as of December 31, 1999, and for each of the two years in the period ended December 31, 1999 incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, except as they relate to Razorfish, on a prepooling of interests basis, as of December 31, 1998 and for the year then ended, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Razorfish as of December 31, 1998 and the year then ended, by Arthur Andersen LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms experts in auditing and accounting.

                               MATERIAL CHANGES

     On May 21, 2000, the United States District Court for the Southern District of New York informed the parties that it intends to dismiss the consolidated securities class action initially filed on December 13, 2000 against Razorfish and certain of Razorfish's current and former officers and directors. The lawsuit alleged violations of the securities laws based on alleged false statements made in Razorfish public disclosures concerning the integration of i-Cube, a company acquired by Razorfish in 1999. The

Court informed the parties of its decision by telephone and indicated that its opinion would be issued at a later date. Plaintiffs may seek reconsideration of appeal of the decision after the opinion is issued.

                      WHERE YOU CAN FIND MORE INFORMATION

     Razorfish is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about Razorfish and our securities, we refer you to the registration statement and its Razorfish and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by Razorfish with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended on Form 10-K/A;

          (b) Our quarterly report on Form 10-Q for the quarter ended March 31, 2001 and

          (c) The description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating this description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Razorfish, Inc., 32 Mercer Street, New York, NY 10013, Attention: Courtney Campbell, Investor Relations, (212) 966-5960.

     You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee          $7,500
Printing Expenses                                             __________
Legal fees and expenses                                       __________
Accounting fees and expenses                                  __________
Miscellaneous expenses                                        __________
Underwriters expenses                                         __________

     Total                                                   $__________


Item 15. Indemnification of Officers and Directors

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a directory for violations of the director's fiduciary duty, except
(1) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     Article V of Razorfish's Certificate of Incorporation, as amended and
Article VI of the bylaws provide indemnification of directors and officers of Razorfish to the fullest extent permitted by the DGCL. The Registrant maintains liability insurance for the benefit of its directors and certain of its officers.

     The above discussion of the DGCL and of the Registrant's certificate of incorporation, as amended and bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, certificate of incorporation and bylaws.

Item 16. Exhibits.

 Exhibit No.                           Description
 -----------                           -----------

     1.1 Placement Agent Letter Agreement with Ladenburg Thalmann & Co., Inc., dated May 24, 2001.

     2.1 Agreement and Plan of Merger, dated as of August 10, 1999, by and between Razorfish, Razorfish Merger Sub and I-Cube.(2)

     3.1     Certificate of Incorporation of Razorfish, Inc., as amended.(2)

     3.2     Bylaws of Razorfish.(1)

     4.1 Stockholders Agreement, dated as of October 1, 1998, among Razorfish, Spray Ventures, Communicade Inc., Jeffrey A. Dachis and Craig M. Kanarick.(1)

     4.2 Amendment to Stockholders' Agreement, dated February 3, 1999, among Razorfish, Spray Ventures, Communicade Inc., Jeffrey A. Dachis and Craig M. Kanarick.(1)

     4.3     Form of Senior Indenture*

     4.4     Form of Subordinated Indenture*

     4.5     Form of Senior Note*

     4.6 Registration Rights Agreement, dated March 30, 1999, between Razorfish and Communicade Inc.(1)

     4.7     Specimen Common Stock Certificate of Razorfish.(1)

     4.8     Form of Subordinated Note*

     4.9 Form of Certificate of Designation for the preferred stock (together with preferred stock certificate)*

     4.10    Form of Warrant Agreement (together with form of Warrant
             Certificate)*

     4.11    Form of Share Purchase Contract*

     5.1     Opinion of Morrison & Foerster LLP.*

     12.1    Computation of Ratio of Earnings to Fixed Charges.

     23.1    Consent of Arthur Andersen LLP.

     23.2    Consent of PricewaterhouseCoopers LLP.

     23.3    Consent of Morrison & Foerster LLP (set forth in Exhibit 5.1).*

     24.1 Power of Attorney (set forth on the signature page to the Registration Statement).

     25.1 Form T-1 Statement of Eligibility and Qualification under the trustee under the Senior Indenture.(3)

     25.2 Form T-1 Statement of Eligibility and Qualification under the trustee under the Subordinated Indenture.(3)

        * To be subsequently filed by amendment to this Registration Statement or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

(1) Filed as an exhibit to Razorfish's Registration Statement on Form S-1 or amendments thereto declared effective by the Securities and Exchange Commission on April 26, 1999 (File No. 333-71043) and incorporated herein by reference.
(2) Filed as an exhibit to Razorfish's Registration Statement on Form S-4 or amendments thereto declared effective by the Securities and Exchange Commission on October 1, 1999 (File No. 333-87031) and incorporated herein by reference.
(3) To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-1 thereunder.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Statement, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b) (2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 1, 2001.

                                   RAZORFISH, INC.

                                   By: /s/Jean-Philippe Maheu
                                       -----------------------------------------
                                    Jean-Philippe Maheu, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Jean-Philippe Maheu and Michael S. Simon, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, the Registrant has duly caused this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

             Name and Signatures                            Title                           Date
             -------------------                   ----------------------            -------------------
          /s/ Jean-Philippe Maheu           Chief Executive Officer and Director          June 1, 2001
          -----------------------               (Principal Executive Officer)
          Jean-Philippe Maheu

          /s/ John J. Roberts                      Chief Financial Officer                June 1, 2001
          -----------------------            (Principal Financial and Accounting
          John J. Roberts                                  Officer)

          /s/ Craig M. Kanarick             Co-Chairman of the Board of Directors         June 1, 2001
          -----------------------
          Craig M. Kanarick

                                            Co-Chairman of the Board of Directors
          ----------------------
          Jeffrey A. Dachis

          /s/ Carter F. Bales                                Director                     May 30, 2001
          -----------------------
          Carter F. Bales

          /s/ Peter Lund                                     Director                     May 31, 2001
          -----------------------
          Peter Lund

          /s/ Bo Dimert                                      Director                     May 30, 2001
          ----------------------
          Bo Dimert

                               INDEX TO EXHIBITS

 Exhibit No.                                    Description
 -----------                                    -----------
    1.1        Placement Agent Letter Agreement with Ladenburg Thalmann & Co., Inc., dated May 24, 2001.
    2.1        Agreement and Plan of Merger, dated as of August 10, 1999, by and between Razorfish, Razorfish
               Merger Sub and i-Cube.(2)
    3.1        Certificate of Incorporation of Razorfish, Inc., as amended.(2)
    3.2        Bylaws of Razorfish.(1)
    4.1        Stockholders Agreement, dated as of October 1, 1998, among Razorfish, Spray Ventures, Communicade
               Inc., Jeffrey A. Dachis and Craig M. Kanarick.(1)
    4.2        Amendment to Stockholders' Agreement, dated February 3, 1999, among Razorfish, Spray Ventures,
               Communicade Inc., Jeffrey A. Dachis and Craig M. Kanarick.(1)
    4.3        Form of Senior Indenture*
    4.4        Form of Subordinated Indenture*
    4.5        Form of Senior Note*
    4.6        Registration Rights Agreement, dated March 30, 1999, between Razorfish and Communicade Inc.(1)
    4.7        Specimen Common Stock Certificate of Razorfish.(1)
    4.8        Form of Subordinated Note*
    4.9        Form of Certificate of Designation for the preferred stock (together with preferred stock certificate)*
   4.10        Form of Warrant Agreement (together with form of Warrant Certificate)*
   4.11        Form of Share Purchase Contract*
    5.1        Form of Opinion of Morrison & Foerster LLP.*
   12.1        Computation of Ratio of Earnings to Fixed Charges.
   23.1        Consent of Arthur Andersen LLP.
   23.2        Consent of PricewaterhouseCoopers LLP.
   23.3        Consent of  Morrison & Foerster LLP (set forth in Exhibit 5.1).
   24.1        Power of Attorney (set forth on the signature page to the Registration Statement).
   25.1        Form T-1 Statement of Eligibility and Qualification under the trustee under the Senior
               Indenture.(3)
   25.2        Form T-1 Statement of Eligibility and Qualification under the trustee under the Subordinated
               Indenture.(3)

     * To be subsequently filed by amendment to this Registration Statement or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

(1) Filed as an exhibit to Razorfish's Registration Statement on Form S-1 or amendments thereto declared effective by the Securities and Exchange Commission on April 26, 1999 (File No. 333-71043) and incorporated herein by reference.
(2) Filed as an exhibit to Razorfish's Registration Statement on Form S-4 or amendments thereto declared effective by the Securities and Exchange Commission on October 1, 1999 (File No. 333-87031) and incorporated herein by reference.
(3) To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act and Rule 5b-1 thereunder.